UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2006
SOMAXON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51665 (Commission File Number)	20-0161599 (IRS Employer Identification No.)

12750 High Bluff Drive, Suite 310, San Diego, California (Address of Principal Executive Offices)	92130 (Zip Code)
Registrant’s telephone number, including area code: (858) 509-3670

(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Exhibit 10.1
Exhibit 99.1

Item 1.01. Entry into a Material Definitive Agreement.
     On May 15, 2006, Somaxon Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Matthew Onaitis, the Company’s newly-appointed Vice President, Legal Affairs. From January 2006 to May 2006, Mr. Onaitis served as Associate General Counsel at Biogen Idec Inc., a biopharmaceutical company. From June 2004 to December 2005, Mr. Onaitis was Director, Legal Affairs at Elan Corporation plc, a biopharmaceutical company. Mr. Onaitis practiced corporate and commercial law with the law firm of Clifford Chance US LLP from July 2002 to June 2004, which included a secondment to Elan from October 2003 to June 2004. From April 2000 to July 2002, Mr. Onaitis practiced corporate and commercial law with the law firm of Brobeck, Phleger & Harrison LLP. Mr. Onaitis holds a J.D. from Stanford Law School and a B.S. in mechanical engineering from Carnegie Mellon University.
     Pursuant to the Employment Agreement, Mr. Onaitis is required to devote his full business time, attention, energy, skill and diligent efforts to the Company’s business. Mr. Onaitis’ initial responsibilities are the ultimate management of all of the Company’s legal activities, including securities matters. The current annual base salary of Mr. Onaitis is $210,000. The Employment Agreement does not provide for automatic annual increases in salary, but provides for annual salary reviews. Mr. Onaitis will be eligible to participate in our 2006 Incentive Plan and his target bonus under that plan for 2006 will be 30% of his base salary, prorated for the portion of the year during which he was employed.
     Mr. Onaitis received a $40,000 signing bonus, which was grossed-up for applicable taxes. A portion of this bonus must be repaid if Mr. Onaitis’ employment is terminated by the Company for “cause” (as defined in the Employment Agreement) or by Mr. Onaitis for any reason other than for “good reason” (as defined in the Employment Agreement). The Company has the right to terminate Mr. Onaitis’ employment at any time with or without cause. Mr. Onaitis may resign with or without good reason upon 30 days’ written notice.
     In the event Mr. Onaitis’ employment is terminated as a result of his disability, he will receive any accrued but unpaid base salary or unused paid time-off as of the date of termination, six months of salary continuation payments, and, in the discretion of the Company’s board of directors, a pro-rated bonus for the year in which the termination occurs.
     The Employment Agreement also provides Mr. Onaitis with certain severance benefits in the event his employment is terminated by the Company other than for cause or if Mr. Onaitis resigns with good reason. Specifically, in the event of such a termination or resignation, Mr. Onaitis will receive any accrued but unpaid base salary or unused paid time-off as of the date of termination, six months of salary continuation payments, six months of health care benefits continuation at the Company’s expense, and, in the discretion of the Company’s board of directors, a pro-rated bonus for the year in which the termination or resignation occurs. In addition, that portion of Mr. Onaitis’ stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if Mr. Onaitis had remained employed for an additional 12 months, will immediately vest on the date of such termination or resignation, and he will be entitled to exercise such stock awards for 180 days following the date of termination.
     In the event of a change of control (as defined in the Employment Agreement) of the Company, 50% of Mr. Onaitis’ unvested stock awards will immediately become vested on the date of the change of control and any remaining unvested stock awards will become vested on the one year anniversary of the date of the change of control. In addition, in the event Mr. Onaitis’ employment is terminated by the Company other than for cause or if Mr. Onaitis resigns with good reason, in each case within 12 months of a change of control, all of Mr. Onaitis’ unvested stock awards will immediately become vested on the date of termination and he will be entitled to exercise such stock awards for 180 days following the date of termination.
     During the term of Mr. Onaitis’ employment with the Company and for a period of one year after termination of employment, he may not solicit the Company’s employees or consultants. The Employment Agreement provides that Mr. Onaitis may not disparage the Company at any time during or after the term of his employment. The Employment Agreement also reaffirms Mr. Onaitis’ obligations under the

Company’s standard employee proprietary information and inventions agreement to which Mr. Onaitis is a party. In addition, the Employment Agreement provides for indemnification of Mr. Onaitis to the maximum extent permitted by law, for Mr. Onaitis to enter into the Company’s standard director’s and officer’s indemnification agreement and for the maintenance of directors’ and officers’ insurance for the benefit of Mr. Onaitis.
     A complete copy of the Employment Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing descriptions of the terms of the Employment Agreement is qualified in its entirety by reference to such exhibit. On May 10, 2006, the Company issued a press release announcing the effectiveness of the Employment Agreement, which press release is filed herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit
Number	Description of Exhibit
10.1	Employment Agreement dated May 15, 2006, between Somaxon Pharmaceuticals, Inc. and Matthew Onaitis.

99.1	Press Release, dated May 15, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2006	SOMAXON PHARMACEUTICALS, INC.

	By:	/s/ Kenneth M. Cohen
	Name:	Kenneth M. Cohen
	Title:	President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
10.1	Employment Agreement dated May 15, 2006, between Somaxon Pharmaceuticals, Inc. and Matthew Onaitis.

99.1	Press Release, dated May 15, 2006.